Exhibit 99(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 70 to the Registration Statement (Form N-1A, No. 333-123257) of Market Vectors ETF Trust and to the incorporation by reference of our report dated June 29, 2009 on Market Vectors High-Yield Municipal Index ETF, Market Vectors Intermediate Municipal Index ETF, Market Vectors Long Municipal Index ETF, Market Vectors Pre-Refunded Municipal Index ETF and Market Vectors Short Municipal Index ETF (five of the Funds of Market Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2009.

/s/ ERNST & YOUNG LLP

New York, NY
August 12, 2009